EXHIBIT 99


December 31, 1999

-        U S WEST Monetizes Portion of Global Crossing Stock Ownership -

DENVER - U S WEST today announced that it has monetized a portion of its ownership stake in Global Crossing Ltd. (NASDAQ: GBLX).

The transactions included approximately 65 percent of U S WEST's total stake in Global Crossing (about 24 million shares, currently valued at about $1.15 billion). They allow U S WEST to gain immediate financial proceeds as well as to participate in a significant portion of the appreciation potential of Global Crossing's stock. The transactions, which involved the sale of shares, will reduce fourth quarter earnings per share by approximately $0.44, net of taxes.

U S WEST (NYSE: USW) provides a full range of telecommunications services - including wireline, wireless PCS, data networking, directory and information services - to more than 25 million customers nationally and in 14 Western and Midwestern states. More information about U S WEST can be found on the Internet at http://www.uswest.com.

Safe Harbor Statement: This document contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For these statements, we claim the safe harbor for
"forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ from expectations include: (i) greater than anticipated competition from new entrants into the local exchange, intraLATA toll, wireless, data and directories markets, causing loss of customers and increased price competition; (ii) changes in demand for U S WEST's products and services, including optional custom calling features; (iii) higher than anticipated employee levels, capital expenditures and operating expenses (such as costs associated with interconnection and year 2000 remediation); (iv) the loss of significant customers; (v) pending and future state and federal regulatory changes affecting the telecommunications industry, including changes that could have an impact on the competitive environment in the local exchange market; (vi) acceleration of the deployment of advanced new services to customers, such as broadband data, wireless and video services, which would require substantial expenditure of financial and other resources; (vii) a change in economic conditions in the various markets served by U S WEST's operations; (viii) higher than anticipated start-up costs associated with new business opportunities; (ix) delays in U S WEST's ability to begin offering interLATA long-distance services; (x) consumer acceptance of broadband services, including telephony, data and wireless services; (xi) delays in the development of anticipated technologies, or the failure of such technologies to perform according to expectations; and (xii) timing and completion of the recently announced merger with Qwest Communications International Inc. These cautionary statements by U S WEST should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by U S WEST. U S WEST cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. In addition, readers are urged to consider statements that include the terms "believes", "belief", "expects", "plans", "objectives", "anticipates", "intends", "targets", or the like to be uncertain and forward-looking. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. U S WEST does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Further   information:   Larry  Thede,   303-896-3550;   Martha  Daniele  Paine,
303-896-5706; Kent Evans, 303-896-3096.